Filed pursuant to Rule 433
Registration No. 333-282058
June 23, 2025
PRICING TERM SHEET

Issuer:	Public Service Company of Oklahoma
Expected Ratings*:	Baa1 (stable) by Moody’s Investors Service, Inc. BBB+ (negative) by S&P Global Ratings, a division of S&P Global Inc. A- (stable) by Fitch Ratings, Inc.
Designation:	Senior Notes, Series N, due 2036
Principal Amount:	$800,000,000
Maturity:	January 15, 2036
Coupon:	5.45%
Interest Payment Dates:	January 15 and July 15
First Interest Payment Date:	January 15, 2026
Day Count Convention	30/360
Treasury Benchmark:	4.250% due May 15, 2035
Treasury Yield:	4.310%
Reoffer Spread:	T+115 basis points
Yield to Maturity:	5.460%
Price to Public:	99.916% of the principal amount thereof
Transaction Date:	June 23, 2025
Settlement Date:	June 25, 2025 (T+2)
Redemption Terms:
Make-whole call:	Prior to October 15, 2035 at a discount rate of the Treasury Rate plus 20 basis points
Par call:	On or after October 15, 2035 at par
Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP/ISIN:	744533 BS8/US744533BS89
Joint Book-Running Managers:	Credit Agricole Securities (USA) Inc. MUFG Securities Americas Inc. SMBC Nikko Securities America, Inc. TD Securities (USA) LLC Guggenheim Securities, LLC
Co-Manager:	Fifth Third Securities, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Credit Agricole Securities (USA) Inc. toll-free at (866) 807-6030, MUFG Securities Americas Inc. toll-free at (877) 649-6848, SMBC Nikko Securities America, Inc. collect at (212) 224-5135 or TD Securities (USA) LLC toll-free at (855) 495-9846.